Exhibit 99-B.8.34

FIFTH AMENDMENT OF PARTICIPATION AGREEMENT

This Amendment by and among, ING Life Insurance and Annuity Company (“ING Life”),
ReliaStar Life Insurance Company (“ReliaStar”), ReliaStar Life Insurance Company of New
York (“ReliaStar New York”), (collectively “ING”) American Funds Distributors, Inc. (the
“Distributor”) and American Funds Service Company ( the “Transfer Agent”) is effective
January 30, 2009.

WHEREAS, the parties have entered into a Participation Agreement dated January 1, 2003, as amended (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereby agree as follows:

1. Section 1 of the Agreement is amended to add the following:

(d) ING shall provide the certain services described in this Agreement on behalf of the
Distributor, Transfer Agent and the Funds in connection with the sale and servicing of the Contracts. The services to be provided by ING to its Accounts include, (i) mailing and otherwise making available to Contract owners or participants, shareholder communications including, without limitation, prospectuses, proxy materials, shareholder reports, unaudited semi-annual and audited annual financial statements, and other notices; (ii) handling general questions regarding the Funds from Contract owners or participants including, without limitation, advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Funds; (iii) preparing and mailing periodic account statements showing the total number of Account units owned by the Contract owners or participants investing in the
Account, the value of such units, and purchases, redemptions, dividends, and distributions during the period covered by the statement; (iv) preparing and mailing IRS
Form 1099-R and/or IRS Form W-2 as required by applicable Internal Revenue Service rules and regulations; and (v) such other services and assistance to the Distributor and
Transfer Agent with respect to the Contract owners or participants as the Distributor and Transfer Agent shall reasonably request including, without limitation, assistance in maintaining accounts and records. Administrative services to Contract owners or participants shall be the responsibility of ING and shall not be the responsibility of
Distributor, Transfer Agent or any of their affiliates.

(e) ING shall transmit to Transfer Agent or the Funds (or to any agent designated by either of them) such information in the possession of ING concerning the Contract owners (as defined in paragraph 1) and participants in the Plans as shall reasonably be necessary for Transfer Agent to provide services as transfer agent for the Funds.

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2.	Paragraph (a) of section 2 is deleted and replaced with the following:

(a) The parties have agreed to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing
Corporation’s Fund/SERV system (“NSCC”) pursuant to the provisions set forth in
Exhibit I of this Agreement. In the event that the NSCC is not available for trading on a
Business Day due to system limitations, the procedures in paragraph 2(e) will be followed.

3.	Paragraph (e) of section 2 is deleted and replaced with the following:

(e) As noted in 2(a) above, normally the parties will utilize NSCC. In the event NSCC is not available due to system malfunction, ING will either: (1) send via an electronic transmission interface acceptable to Distributor to the Fund or its specified agent orders to purchase and/or redeem Fund shares no later than 10:00 p.m. Eastern Time on the
Business Day on which such orders were received by the Close of Trading; or (2) send via facsimile to the Fund or its specified agent orders to purchase and/or redeem Fund shares by 8:00 a.m. Eastern time on the Business Day following the Business Day
(T+1) on which such orders were received by the Close of Trading. Payment for net purchases will be wired by ING to an account designated by the Fund to coincide with the order for shares of the Fund. Payments for net redemptions of shares of the Fund will be wired by the Fund to an account designated by ING by 4:00 p.m. Eastern time on the following Business Day (T+2). Payments for net purchases of the Fund will be wired by ING to an account designated by the Fund by 4:00 p.m. Eastern time on the following Business Day (T+2). Payments shall be in federal funds transmitted by wire.

4.	The following provision is added to section 8 of the Agreement:

(d) References to the Funds on statements and on ING’s web site shall include the full name of the Fund and a reference to “American Funds.” By way of example,
“American Funds – The Investment Company of America”. If field size prohibits the use of the full name of the Fund and a reference to “American Funds”, the Fund name may be abbreviated with the approval of the Distributor.

5.	The contact information of the Transfer Agent in paragraph 11(b) is replaced with the following:

American Funds Service Company
Attn: HOST Control – Contract Administration Team
3500 Wiseman Boulevard
San Antonio, TX 78251-4321

6.	The following provisions are added to section 11 of the Agreement:

(j) Verification. Within a reasonable period of time after receipt of a confirmation relating to an order for purchase, redemption, or exchange of Fund shares, ING shall verify its accuracy and shall notify Transfer Agent of any errors appearing on such confirmation.

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(k)	Insurance. At all times ING shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of ING's employees and agents.

(l)	SAS 70. ING shall make available to Transfer Agent, a copy of ING’s most recent
SAS 70. ING shall immediately notify AFS in the event of a material breach of operational controls

In the event AFS determines, pursuant to paragraph 13(c), that ING is not processing
Plan transactions accurately, AFS reserves the right to require that ING’s data processing activities as they relate to this Agreement be subject to an audit by an independent accounting firm to ensure the existence of, and adherence to, proper operational controls. ING shall make available upon AFS' request a copy of any report by such accounting firm as it relates to said audit

(m)	Breach of Agreement. In addition to all other remedies available at law or in equity for breach of this Agreement, Transfer Agent and Distributor reserve the right to withhold payment of fees under paragraph 3 of this Agreement for any breach of this Agreement by ING.

(n)	Arbitration. In the event of a dispute between the parties with respect to this
Agreement, and in the event the parties are unable to resolve the dispute between them, such dispute shall be settled by arbitration; one arbitrator to be named by each party to the disagreement and a third arbitrator to be selected by the two arbitrators named by the parties. The decision of a majority of the arbitrators shall be final and binding on all parties to the arbitration. The expenses of such arbitration shall be paid by the non-
prevailing party.

(o)	Limitation on Services. ING understands that the Funds are committed to distributing their shares through retail broker-dealers and banks that have entered into Selling
Group Agreements with Distributor. Accordingly, in providing or proposing to provide services to any Plan, ING shall use reasonable efforts to avoid any interference or conflicts with the relationships between the Funds/Distributor and such retail broker-
dealers/banks to the extent that ING is aware of such relationships.

(p)	Relationship of Parties. It is understood and agreed that the arrangement that is the subject of this Agreement shall not be construed as a joint venture.

(q)	Applicability to Share Classes. Except as otherwise provided in the Agreement, the obligations of the parties under this Agreement apply to Class A shares and each of the
Class R shares of the Funds to the extent a Plan invests in one or more such Class(es) of shares.

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7.	The following provisions are added to the Agreement:

	12.	Oversight of ING.

(a) ING will permit Transfer Agent or its representative to have reasonable access to
ING’s personnel and records pertaining to this Agreement in order to facilitate the monitoring of the quality of the services performed by ING under this Agreement.

	13.	Books and Records

(a) Each party hereto shall cooperate with the other parties and all appropriate governmental authorities and shall permit authorities reasonable access to its books and records upon proper notice in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each party shall maintain and preserve all records in its possession as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder. Upon the request of a party, the other party shall provide copies of all records as may be necessary to (i) monitor and review the performance of either party's activities, (ii) assist either party in resolving disputes, reconciling records or responding to auditor's inquiries, (iii) comply with any request of a governmental body or self-regulatory organization, (iv) verify compliance by a party with the terms of this Agreement, (v) make required regulatory reports, or (vi)
perform general customer service. The parties agree to cooperate in good faith in providing records to one another under this provision.

(b) In addition, ING shall establish and maintain procedures to meet the following requirements: (i) respond to written inquiries within five business days concerning a transaction processed within the last six months to a Contract Owner or participant's account; (ii) respond to dividend (earnings) inquiries within 10 business days; and
(iii) maintain all relevant documentation to support transactions processed on behalf of a Contract Owner or participant's account.

(c) ING shall implement a process for documenting transactions that are not processed correctly and shall report information regarding these transactions to Transfer
Agent as may reasonably be agreed to by the parties.

	14.	Operational Guidelines.

The parties shall adhere to the Operational Guidelines as described on Exhibit 2, as amended from time to time. To the extent the provisions of the Operational Guidelines are inconsistent with the provision of the Agreement, the terms of the Operational Guidelines shall control.

8.	Schedule C is amended and restated in its entirety and replaced with the attached Schedule C.

9.	The attached Exhibit 2 is added to the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the date above.

AMERICAN FUNDS DISTRIBUTORS,		AMERICAN FUNDS SERVICE
INC.		COMPANY
By:	/s/ David Givner	By:	/s/ Ryan Rue
Name:	David Givner	Name:	Ryan Rue
Title:	Secretary	Title:	AVP
Date:	2/6/09	Date:	1-30-09
ING LIFE INSURANCE AND ANNUITY		RELIASTAR LIFE INSURANCE
COMPANY		COMPANY
By:	/s/ Lisa S. Gilarde	By:	/s/ Brian Haendiges
Name:	Lisa S. Gilarde	Name:	Brian Haendiges
Title:	Vice President	Title:	Vice President
Date:	1-29-09	Date:	1/29/09
RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
By:	/s/ Brian Haendiges
Name:	Brian Haendiges
Title:	Vice President
Date:	1/29/09

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Schedule C

Fees to ING

1.	Servicing Fees.

(a)	Administrative services to Contract owners and participants shall be the responsibility of
ING and shall not be the responsibility of the Fund, Transfer Agent, or the Distributor. The
Transfer Agent recognizes ING as the sole shareholder of Fund shares issued under the Fund
Participation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in postage expense and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the administrative and recordkeeping services being provided by ING under this agreement, including the Enhanced Services described in section (d) below, Transfer Agent agrees to pay ING a quarterly servicing fee at the annual rates set forth below. Transfer Agent will make such payments to ING within thirty (30) days following the end of the quarter for which such fees are payable (currently the quarters for which such fees are payable end on the last business day of January, April, July, and October). Upon each quarterly payment, Transfer
Agent shall provide a statement showing the payments attributable to each omnibus account established by ING on the books of the Funds.

	Share Class	Annual Rate

	Class A Shares	0.05%
	Class R-1 Shares	0.10%
	Class R-2 Shares	0.25%
	Class R-3 Shares	0.15%
	Class R-4 Shares	0.10%
	Class R-5 Shares	0.05%

(b)	Payment of an administrative/recordkeeping fee by any Fund in general or with respect to any Plan may be reduced or terminated hereunder at any time only upon written notice to ING and upon the termination or amendment of the Agreement. Payment of an administrative/recordkeeping fee may also be reduced or terminated upon the termination or modification of a Fund’s service plan or the discontinuation of sales of a Fund’s shares (or a share class thereof) or other event, in each case by action of a Fund’s Board of
Directors/Trustees upon finding that such action is in the best interest of such Fund’s (or class’)
shareholders.

(c)	ING shall disclose to each Plan sponsor the nature and types of revenue it receives from the Funds that it makes available to the Contracts. Upon request by a Plan sponsor, or as otherwise required by law, ING shall disclose the total revenue received from Transfer Agent or its affiliates in respect of the Plan’s investments in the Funds. ING acknowledges that AFS and its affiliates may disclose to the Plan sponsor and brokers all compensation payable to ING in connection with Plan investments in the Funds.

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(d)	In respect of providing Enhanced Services, within 15 days following the end of each calendar quarter, ING shall deliver a file (in a format mutually agreed upon) that contains the following information with respect to each Plan:

(i) the total number of eligible employees,
(ii) the total number of plan participants,
(iii) the total number of investment options and American Funds investment options available in the Plan,
(iv) the total value of Plan assets represented by all investment options and
American Funds investment options as of the end of the quarter.
(v) the plan identifier, plan state, and zip code.

2.	12b-1 Fees.

(a)	The Distributor will make payments to ING Financial Advisers, LLC according to the terms of the Selling Group Agreement and Supplemental Selling Group Agreement between
Distributor and ING Financial Advisers, LLC (formerly Aetna Investment Services, Inc.), each dated June 30, 2000, as amended by the First Amendment to Selling Group Agreement, Dated
June 30, 2000; Supplemental Selling Group Agreement, Dated June 20, 2000; Selling Group
Agreement, Dated June 13, 2002, and as amended by the Omnibus Addendum to the aforementioned Selling Group Agreement dated June 30, 2000.

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Exhibit 2

Operational Guidelines

1.	When transmitting instructions for the purchase and/or redemption of Class A and
Class R shares of the Funds, ING shall submit one order for all Contract owner or participant purchase and redemption transactions on an omnibus account basis, provided the file submitted pursuant to the Omnibus Addendum to the Selling Group Agreement
continues to meet the Transfer Agent’s requirements.

2.	Orders for the purchase and redemption of Class A and Class R shares of the
Funds shall be pursuant to Section 2 of the agreement.

3.	For A shares, when assets of an existing (“takeover”) plan are invested in the
Funds, ING may not invest 100% of plan’s assets in an American Funds money market fund. Rather, assets shall be mapped at the end of conversion (“blackout period”) into the plan’s Fund options based on each participant’s Fund elections.

4.	To maintain each omnibus account held on behalf of Plans, ING shall continue to meet the requirements of the Omnibus Addendum to the Selling Group Agreement
effective January 1, 2003.

5.	With respect to contract owner or participant transactions, ING will comply with their policies and procedures, as approved by the Transfer Agent, which are designed to monitor and deter excessive trading activity within the Funds that are available through the Contracts issued by ING. Said policies and procedures may be amended from time to time with the consent of the Transfer Agent, which consent will not be unreasonably withheld.

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